STAAR Surgical Reports 14% Revenue Growth in Fourth Quarter 2011

Fourth Quarter Revenue of $16.4 Million, Up 7% from 3Q 2011

Fourth Quarter Visian® ICL™ Revenue Increased 37% YOY to Record $9.0 Million

Top Ten Focused Markets Increased Revenue by 45%, Japan Revenues Doubled

Gross Margin of 69.8%, 510 Basis Points Above 4Q 2010

Visian V4b ICL Approved to Market in Korea, STAAR’s Largest ICL Market

MONROVIA, CA, March 6, 2012 -- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of minimally invasive ophthalmic products, today reported that revenue for the fourth quarter ended December 30, 2011 grew 14% to $16.4 million. The strong fourth quarter performance was driven by a 37% increase in Visian ICL product sales which, at $9.0 million, set another quarterly record. Gross margin was 69.8%, reflecting a larger contribution of higher margin Visian ICL sales and continued margin improvement in IOLs. The 69.8% margin was a 510 basis point improvement from the 64.7% gross margin in the fourth quarter of 2010 and 130 basis points above the 68.5% margin in the third quarter of 2011. It was also the highest gross margin achievement at the Company since 1997 and the fifth consecutive quarter and sixth consecutive year of gross margin expansion.

Net income calculated in accordance with GAAP was $109,000, or $0.00 per diluted share, compared with a net loss of $691,000, or $0.02 per share, in the fourth quarter of 2010. This marked the fourth consecutive quarter of profitability for the Company. Adjusted net income (which excludes manufacturing consolidation expenses, loss on foreign currency transactions, fair value adjustment of warrants, and non-cash share-based compensation expense) for the quarter ended December 30, 2011 was $1.5 million or $0.04 per diluted share. Adjusted net loss for the year ago quarter was $267,000, or $0.01 per share. Cash, cash equivalents and restricted cash at December 30, 2011 totaled $16.7 million.

“The fourth quarter was a solid finish to a very good year for STAAR Surgical,” said Barry G. Caldwell, President and CEO. “Strong sales momentum for Visian ICL continues to drive our financial results, resulting in double digit revenue growth and continued expanding gross profit margins. With the on-going launch of our recently approved V4b and V4c ICL products, we are gaining traction in the top global refractive markets. Ophthalmologists and patients alike are increasingly viewing the Visian ICL as a true competitor to LASIK with significant advantages, including enhanced vision, comfort and safety. During the quarter, 25% of all ICL sales in Europe were of the V4c ICL with the CentraFLOW technology, which makes the procedure more convenient and efficient for both the surgeon and the patient. At the end of February, we achieved approval of the V4b ICL in Korea, which is our largest ICL market. This is an important step in the process to gain approval of the V4c in this market. We gained registration for the V4c ICL in the major countries of the Middle East and began marketing in late February. During the year we expect to gain additional approvals on the CentraFLOW technology in markets outside of Europe.”

In the Company’s top 10 targeted markets, Visian ICL sales increased by 45% in the fourth quarter, with every market but one posting double digit increases. The largest increases came in Japan at 98%, Middle East at 63% and Korea at 54%. For the full year, Visian ICL sales grew 35% in the top 10 target markets. In Japan, sales in 2011 increased by 158% from the level in 2010. The actual dollar growth in Japan during 2011 was third behind only Korea and China, with growth in China at 94%. Having received regulatory approval to market the Visian Toric ICL in Japan at the end of November, the Company is poised for continued significant growth in the large Japanese market. In addition, in the U.S. the Company generated double digit ICL sales growth during the fourth quarter driven by increases in the civilian commercial market.

“We posted our highest gross profit margin in 14 years during the quarter at 69.8%, primarily due to an improved product mix toward higher margin ICL sales,” continued Mr. Caldwell. “ICL volume grew 37% compared with the fourth quarter last year and average selling prices increased slightly. The margin also benefited from the continuing margin improvement in IOL sales and the recovery of a write-off of inventory that we took in the first half of the year. We believe that our gross margin can continue to show improvement in 2012. The overall quality of our earnings during the year is reflected by the improvement of $5.4 million in operating income and the $9.7 million improvement in cash provided by operations based upon the $7.8 million revenue increase.”

“Our bottom line results were affected by $0.6 million in the quarter and nearly $1.1 million for the year in manufacturing consolidation expenses. This was higher than previously anticipated as we were able to move forward some spending on the project. We will continue to move expenses forward as it makes sense during the next two years. We expect to complete the manufacturing consolidation by the end of next year with expected savings of over $100 million in taxes and labor expense over the seven year period from 2014 to 2020. With our profitability, our tax rate has increased significantly and reflects the need to make these changes. Our effective tax rate was 77% during the fourth quarter and 50% for the full year. In addition, other factors impacting the bottom line in the fourth quarter included warrant expense and currency transactions. The warrants that result in the fair value adjustment expire in March 2013 and impact our profitability based on upward stock price movement during a quarter. The aforementioned manufacturing consolidation program will address the tax issues,” added Mr. Caldwell.

For the year ended December 30, 2011, net sales totaled $62.8 million, compared to $55.0 million in the prior year, a 14% increase. Calculated in accordance with GAAP, net income for the year was $1.3 million or $0.04 per diluted share, compared to net income of $53,000 for the year ended December 31, 2010. The gross margin expansion for the year was 370 basis points as the 2011 gross margin was 67.5% compared to 63.8% in 2010. Adjusted net income (which excludes manufacturing consolidation expenses, gain (loss) on foreign currency transactions, fair value adjustment of warrants and non-cash share-based compensation expense) was $4.4 million or $0.12 per diluted share, compared to Adjusted net loss (which also excludes the income from discontinued operations) of $2.6 million or $0.08 per share from the prior year. STAAR Surgical ended the year with $16.7 million in cash. During the fourth quarter, the Company used $62,000 in cash and increased accounts receivable by $2.1 million.

2012 Metrics

Looking ahead, the Company offered the following key target metrics that it will focus on achieving during 2012 and upon which it will report each quarter:

•	Increase in revenues of 15%.
•	Exceed the 2011 Visian ICL revenue growth rate of 32%.
•	Continuous expansion of gross margins to achieve 71% for the full year.
•	Profitable each quarter and for the full year.
•	Accomplish manufacturing consolidation with no disruption to customer supply requirements. This metric will be measured by the amount of customer backorders.

Recent Visian Implantable Collamer® Lens (ICL) Highlights

•	Fourth quarter Visian ICL sales grew to $9.0 million, a 37% increase from $6.5 million in the fourth quarter of 2010.
•	Sales in STAAR’s top 10 targeted markets increased 45% in the fourth quarter with all but one of the 10 markets generating double digit growth. Korea, Japan, China, the Middle East and Spain led with the strongest dollar growth.
•	Shipments in Europe of the new Visian V4c ICL began in October, and 25% of all ICL sales to this region in the quarter included CentraFLOW technology. The V4c design provides more comfort for the patient and a more convenient, efficient and cost-effective procedure for both the patient and the surgeon. It allows the ICL technology to compete head-to-head with the LASIK procedure in those markets where it has been approved. A 10% premium is attached to the CentraFLOW technology justified by the cost savings to the surgeon and the added convenience for the patient.
•	In November 2011, STAAR received regulatory approval to market its Toric ICL in Japan, potentially one its most significant markets. Though approval was very late in the quarter, shipments of the Toric ICL units in Japan more than doubled in the quarter. Total ICL sales in Japan during 2011 were more than two and a half fold as compared to 2010.

Recent Intraocular Lens (IOL) Highlights

•	Fourth quarter IOL sales decreased 5% to $6.8 million compared with the fourth quarter of 2010, primarily reflecting the decline in sales of preloaded IOLs in Europe.
•	Sales of the Toric IOL, the highest margin IOL, grew 19%.
•	Foreign exchange had a favorable impact on IOL sales of $256,000, primarily due to preloaded IOL sales in Japan.
•	In the U.S., IOL sales increased due to higher sales of Toric IOLs.
•	Preloaded IOL sales decreased in volume but increased in price, while nanoFLEX units declined 10% and price decreased but cost declined.
•	Overall, IOL gross margins improved by nearly 300 basis points as costs improved and mix continued to shift to higher margin IOLs.
•	Shipments of the nanoFLEX IOL began in Europe late in the third quarter and the full product launch is now underway. The newly approved nanoFLEX Toric IOLs should begin the pre-market launch in the March/April timeframe.

Fourth Quarter Financial Highlights

•	Total net sales in the fourth quarter increased 14% or $2.0 million to $16.4 million from $14.4 million in the fourth quarter of 2010. Sales in the Australian market declined $297,000 year over year as a result of the transition in the Company’s distribution model from a distributor model to direct sales. Foreign currency changes had a favorable impact on sales of $256,000, primarily affecting preloaded IOL sales in Japan.
•	Gross margin increased to a record 69.8% of revenue compared with 64.7% in the prior year’s fourth quarter. The increase reflected a 55% mix of ICL sales to total sales and improvements in price and cost of goods, as well as a 300 basis point improvement in IOL margins due to improvements in cost and mix. The recovery of a write-off of inventory in the second half favorably impacted the margin by approximately 100 basis points.
•	Total operating expenses were $10.8 million, an 8% increase over the fourth quarter 2010 total of $10.0 million. Manufacturing consolidation expenses totaled $0.6 million during the quarter. Excluding consolidation expenses, operating expenses were $10.2 million, a 2% increase over 2010 fourth quarter. Foreign currency changes unfavorably impacted operating expenses by $220,000.
•	Other expenses totaled $189,000 versus $134,000 in the prior year period. Included in the recent fourth quarter was foreign exchange losses of $81,000 recorded during the quarter compared with $93,000 in exchange losses in the fourth quarter of 2010. In addition, other expense increased approximately $83,000 as a result of the fair value adjustment of outstanding warrants.
•	Calculated in accordance with GAAP, net income in the fourth quarter of 2011 was $109,000, or $0.00 per diluted share, compared with a net loss in the fourth quarter of 2010 of $691,000, or $0.02 per share. Adjusted net income was $1.5 million or $0.04 per diluted share, compared with an adjusted net loss during the fourth quarter of 2010 of $267,000 or $0.01 per share.
•	Cash and cash equivalents and restricted cash totaled $16.7 million at December 30, 2011 compared with $16.9 million at September 30, 2011. The Company used $62,000 in cash for operating activities during the fourth quarter due to a significant increase in accounts receivable, ending the year with $9.1 million in accounts receivable.

Full Year 2011 Financial Highlights

•	Total net sales in 2011 grew 14%, or $7.8 million, to $62.8 million from $55.0 million in 2010. Foreign currency changes favorably impacted sales by $1.7 million.
•	Visian ICL sales totaled $32.1 million, 32% above sales of $24.3 million reported in 2010.
•	IOL sales totaled $27.5 million, virtually unchanged from IOL sales in 2010.
•	Sales in the Australian market declined over $0.4 million year over year as a result of the transition in the Company’s distribution model from a distributor model to direct sales.
•	Gross margin increased to 67.5% of revenue from 63.8% for 2010. The increase was largely attributable to a higher mix of ICL sales and improved margins on IOL sales.
•	Total operating expenses were $39.6 million, a 5% increase over 2010 expenses of $37.7 million. Manufacturing consolidation expenses totaled $1.1 million during the year. Excluding consolidation expenses, operating expenses were $38.5 million, a 2% increase over 2010. Foreign currency changes unfavorably impacted operating expenses by $468,000.
•	Operating income totaled $2.8 million in 2011 compared with an 2010 operating loss of $2.6 million representing a $5.4 million improvement.
•	Calculated in accordance with GAAP, net income totaled $1.3 million in 2011, or $0.04 per diluted share, compared with a loss from continuing operations of $4.1 million, or $0.12 per share and net income of $53,000, or $0.00 per share, in 2010. Adjusted net income (which excludes manufacturing consolidation expenses, gain or loss on foreign currency transactions, fair value adjustment of warrants and non-cash share-based compensation expense) was $4.4 million or $0.12 per diluted share in 2011, compared to Adjusted net loss of $2.6 million or $0.08 per share in 2010. Adjusted net loss also excludes income from discontinued operations.
•	The Company generated $5.3 million in cash from operations in 2011 compared with $4.4 million in cash used for operations in 2010 representing a $9.7 million improvement.

Conference Call

The Company will host a conference call and video webcast today, March 6, 2012 at 4:30 p.m. Eastern / 1:30 p.m. Pacific to discuss the Company's fourth quarter financial results and full year 2011 results and recent corporate developments. The dial-in number for the conference call is 877-941-8609 for domestic participants and 480-629-9692 for international participants.

The Company will also be using slides to illustrate its fourth quarter and full year 2011 results and operational progress. The slides and live webcast of the call can be accessed from the investor relations section of the STAAR website at www.staar.com.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will be available for seven days. This replay can be accessed by dialing 800-406-7325 for domestic callers and 303-590-3030 for international callers, both using passcode 4511536#. An archived webcast will also be available at www.staar.com.

Use of Non-GAAP Financial Measures

This press release includes supplemental non-GAAP financial information, which STAAR believes investors will find helpful in understanding its operating performance. “Adjusted Net Income (Loss)” excludes the following items that are included in “Net Income (Loss)” as calculated in accordance with U.S. generally accepted accounting principles (“GAAP”): manufacturing consolidation expenses, gain or loss on foreign currency transactions, the fair value adjustment of outstanding warrants issued in 2007, stock-based compensation expenses, and income from discontinued operations.

We believe that “Adjusted Net Income (Loss)” is useful to investors in gauging the outcome of the key drivers of our business performance: our ability to increases sales revenue and our ability to increase profit margin by improving the mix of high value products while reducing the costs over which we have control.

We have excluded manufacturing consolidation expenses because these are non-recurring expenses and their inclusion may mask underlying trends in our business performance.

We have excluded gains and losses on foreign currency transactions because of the significant fluctuations that can result from period to period.

Stock-based compensation expenses consist of expenses for stock options and restricted stock under Statement of Financial Accounting Standards (“SFAS”) No. 123R. In calculating Adjusted Income (Loss) from Continuing Operations STAAR excludes these expenses and the fair value adjustment of outstanding warrants because they are non-cash expenses and because of the complexity and considerable judgment involved in calculating their values. In addition, these expenses tend to be driven by fluctuations in the price of our stock and not by the same factors that generally affect our other business expenses.

We have excluded income from discontinued operations because this is non-recurring income and its inclusion may mask underlying trends in our business performance.

We have provided below a detailed reconciliation table, which is useful to investors in providing the context to understand our Adjusted Net Income (Loss) and how it differs from Net Income (Loss) calculated in accordance with GAAP.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 25 years, designs, develops, manufactures and markets implantable lenses for the eye. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery as an alternative to LASIK is called an Implantable Collamer® Lens or “ICL.” A lens used to replace the natural lens after cataract surgery is called an intraocular lens or “IOL.” Over 250,000 Visian ICLs have been implanted to date; to learn more about the ICL go to: www.visianinfo.com. STAAR has approximately 300 full time employees and markets lenses in approximately 50 countries. Headquartered in Monrovia, CA, it manufactures in the following locations: Nidau, Switzerland; Ichikawa City, Japan; Aliso Viejo, CA; and Monrovia, CA. For more information, please visit the Company’s website at www.staar.com or call 626-303-7902.

Collamer® is the registered trademark for STAAR’s proprietary biocompatible collagen copolymer lens material.

Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about any of the following: any projections of earnings, revenue, sales, profit margins, cash or any other financial items; the plans, strategies, and objectives of management for future operations or prospects for achieving such plans; prospects for increased sales as a result of new product introductions or new product approvals, expected savings from business consolidation plans and the timetable for those plans; the approval of pending regulatory applications; statements of belief; and any statements of assumptions underlying any of the foregoing.

These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: our limited capital resources and limited access to financing; the negative effect of poor global economic conditions on sales of products, especially products such as the ICL used in non-reimbursed elective procedures; the challenge of managing our foreign subsidiaries; backlog as we ramp up production to meet rapidly growing demand for our products; the risk of unfavorable changes in currency exchange rate; the discretion of regulatory agencies to approve or reject new products, or to require additional actions before approval; unexpected costs or delays that could reduce or eliminate the expected benefits of our consolidation plans; the willingness of surgeons and patients to adopt a new product and procedure; patterns of Visian ICL use that have typically limited our penetration of the refractive surgery market, and a general decline in the demand for refractive surgery particularly in the U.S., which STAAR believes has resulted from both concerns about the safety and effectiveness of laser procedures and current economic conditions. The Visian Toric ICL and the V4c are not yet approved for sale in the United States.

CONTACT:	Investors	Media
	EVC Group	EVC Group
	Jenifer Kirtland, 415-568-9349	Christopher Gale, 646-201-5431
Douglas Sherk, 415-652-9100

(Tables to follow)

STAAR Surgical Company
Condensed Consolidated Balance Sheets
(in 000's)

	December 30,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$16,582	$9,376
Restricted cash	129	133
Accounts receivable trade, net	9,089	8,219
Inventories, net	10,933	10,543
Prepaids, deposits, and other current assets	1,921	1,715
Total current assets	38,654	29,986
Property, plant, and equipment, net	4,222	3,732
Intangible assets, net	2,989	3,672
Goodwill	1,786	1,786
Deferred income taxes	152	202
Other assets	1,203	1,207
Total assets	$49,006	$40,585

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Line of credit	$2,580	$2,460
Accounts payable	4,261	3,717
Deferred income taxes	472	326
Obligations under capital leases	597	431
Other current liabilities	6,106	6,513
Total current liabilities	14,016	13,447
Obligations under capital leases	1,124	1,403
Deferred income taxes	708	488
Other long-term liabilities	3,700	2,820
Total liabilities	19,548	18,158

Stockholders' equity:
Common stock	361	351
Additional paid-in capital	157,382	152,014
Accumulated other comprehensive income	2,405	2,100
Accumulated deficit	(130,690)	(132,038)
Total stockholders' equity	29,458	22,427
Total liabilities and stockholders' equity	$49,006	$40,585

STAAR Surgical Company
Condensed Consolidated Statements of Cash Flows
(in 000's)

	Year Ended
	December 30,	December 31,
	2011	2010
Cash flows from operating activities:
Net income	$1,348	$53
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Income from discontinued operations	-	(4,166)
Depreciation of property and equipment	1,469	1,590
Amortization of intangibles	797	816
Amortization of discount	-	236
Deferred income taxes	367	253
Loss on extinguishment of debt		267
Fair value adjustment of warrant	117	144
Change in net pension liability	257	318
Loss (gain) on disposal of property and equipment	13	(2)
Stock-based compensation expense	1,914	1,248
Other	(320)	93
Changes in working capital:
Accounts receivable, net	(435)	(207)
Inventories	(85)	1,521
Prepaids, deposits and other current assets	(145)	780
Accounts payable	480	(1,204)
Other current liabilities	(431)	(5,522)
Net cash used in operating activities of discontinued operations	-	(635)
Net cash provided by (used in) operating activities	5,346	(4,417)

Cash flows from investing activities:
Proceeds from sale of subsidiary, net of transaction costs	-	11,824
Decrease in restricted cash	-	7,396
Acquisition of property and equipment	(962)	(320)
Purchase of short-term investments	-	(219)
Sale of short-term investments		87
Proceeds from the sale of property and equipment	26	29
Net change in other assets	47	24
Net cash used in investing activities of discontinued operations	-	(50)
Net cash (used in) provided by investing activities	(889)	18,771

Cash flows from financing activities:
Repayment of notes payable	-	(5,000)
Redemption of Series A preferred stock	-	(6,800)
Repayment of capital lease lines of credit	(575)	(796)
Proceeds from the exercise of stock options	3,343	1,124
Net cash used in financing activities of discontinued operations	-	(50)
Net cash provided by (used in) financing activities	2,768	(11,522)

Effect of exchange rate changes on cash and cash equivalents	(19)	214

Increase in cash and cash equivalents	7,206	3,046
Cash and cash equivalents, at beginning of year	9,376	6,330
Cash and cash equivalents, at end of year	$16,582	$9,376

STAAR Surgical Company
Global Sales
(in 000's)

	Three Months Ended						Year Ended
		December 30,		December 31,	%		December 30,		December 31,	%
Geographic Sales		2011		2010	Change		2011		2010	Change
United States	20.8%	$3,403	23.6%	$3,397	0.2%	22.1%	$13,852	27.2%	$14,957	-7.4%

Japan	23.9%	3,918	23.9%	3,437	14.0%	25.0%	15,690	24.8%	13,607	15.3%
Korea	16.4%	2,680	12.0%	1,724	55.5%	13.0%	8,142	11.1%	6,082	33.9%
China	9.3%	1,522	8.8%	1,269	19.9%	10.1%	6,354	7.1%	3,910	62.5%
Spain	6.0%	990	5.4%	774	27.9%	4.4%	2,767	4.5%	2,482	11.5%
Other	23.6%	3,868	26.3%	3,788	2.1%	25.4%	15,960	25.3%	13,920	14.7%
Total International Sales	79.2%	12,978	76.4%	10,992	18.1%	77.9%	48,913	72.8%	40,001	22.3%

Total Sales	100.0%	$16,381	100.0%	$14,389	13.8%	100.0%	$62,765	100.0%	$54,958	14.2%

Product Sales
Core products
ICLs	54.8%	$8,981	45.5%	$6,543	37.3%	51.1%	$32,072	44.2%	$24,300	32.0%
IOLs	41.4%	6,780	49.4%	7,108	-4.6%	43.9%	$27,547	50.1%	$27,550	0.0%
Total core products	96.2%	15,761	94.9%	13,651	15.5%	95.0%	59,619	94.3%	51,850	15.0%
Non-core products
Other	3.8%	620	5.1%	738	-16.0%	5.0%	3,146	5.7%	3,108	1.2%
Total Sales	100.0%	$16,381	100.0%	$14,389	13.8%	100.0%	$62,765	100.0%	$54,958	14.2%

STAAR Surgical Company
Reconciliation of Non-GAAP Financial Measure

	Three Months Ended		Year Ended
	December 30,	December 31,	December 30,	December 31,
	2011	2010	2011	2010
Net income (loss) - (as reported)	$109	$(691)	$1,348	$53
Less:
Manufacturing consolidation expenses	597	-	1,060	-
Gain (loss) on foreign currency	81	94	(86)	87
Fair value adjustment of warrants	146	27	118	143
Stock-based compensation expense	555	303	1,914	1,248
Income from discontinued operations	-	-	-	(4,166)
Net income (loss) - (adjusted)	$1,488	$(267)	$4,354	$(2,635)

Net income (loss) per share, basic - (as reported)	$0.00	$(0.02)	$0.04	$0.00
Manufacturing consolidation expenses	$0.02	$-	$0.03	$-
Gain (loss) on foreign currency	$0.00	$0.00	$(0.00)	$0.00
Fair value adjustment of warrants	$0.00	$0.00	$0.00	$0.00
Stock-based compensation expense	$0.02	$0.01	$0.05	$0.04
Income from discontinued operations	$-	$-	$-	$(0.12)
Net income (loss) per share, basic - (adjusted)	$0.04	$(0.01)	$0.12	$(0.08)

Net income (loss) per share, diluted - (as reported)	$0.00	$(0.02)	$0.04	$0.00
Manufacturing consolidation expenses	$0.02	$-	$0.03	$-
Gain (loss) on foreign currency	$0.00	$0.00	$(0.00)	$0.00
Fair value adjustment of warrants	$0.00	$0.00	$0.00	$0.00
Stock-based compensation expense	$0.01	$0.01	$0.05	$0.04
Income from discontinued operations	$-	$-	$-	$(0.12)
Net income (loss) per share, diluted - (adjusted)	$0.04	$(0.01)	$0.12	$(0.08)

Weighted average shares outstanding - Basic	35,818	34,737	35,434	34,825
Weighted average shares outstanding - Diluted	37,913	34,737	36,878	34,825

Note:  Net income (loss) per share (adjusted), basic and diluted, may not add up due to rounding